FOR IMMEDIATE RELEASE

GETTY REALTY CORP. ANNOUNCES $260.9 MILLION SALE LEASEBACK

TRANSACTION WITH REFUEL OPERATING COMPANY

- Provides Investment and Capital Markets Update -

NEW YORK, NY, September 22, 2026 — Getty Realty Corp. (NYSE: GTY) (“Getty” or the “Company”), a net lease REIT focused on convenience and automotive retail real estate, announced today that it has closed a $260.9 million sale leaseback transaction with Refuel Operating Company, LLC (“Refuel”), a leading convenience store and retail fuel owner and operator with approximately 250 locations in five states across the Southeastern United States. Pursuant to the transaction, the Company acquired 41 convenience stores and simultaneously entered into four long-term, unitary net leases with Refuel (the “Refuel Transaction”).

The acquired properties are diversified across several growing markets and include 17 stores in South Carolina, 12 stores in North Carolina, seven stores in Texas, and five stores in Mississippi. The properties in each state are subject to unitary leases with initial terms of 20 years, multiple renewal options, and rent increases every five years. The 41 convenience stores are modern, large-format locations that include proprietary hot food offerings and/or branded QSRs, and average nearly 5,000 square feet and 2.5 acres per site.

Refuel is an existing tenant at six convenience stores owned by the Company, five of which were new-to-industry construction financed through Getty’s development funding program. Pro forma for the Refuel Transaction and other investment activity closed subsequent to June 30, 2026, Refuel will be the Company’s third largest tenant, representing approximately 7.7% of the Company’s annualized base rent.

Getty expects to fund the Refuel Transaction on a leverage-neutral basis through a combination of proceeds from unsettled forward equity sale agreements, a new unsecured term loan, and identified property dispositions. See Investment and Capital Markets Update below for additional information.

“We are excited to partner with Refuel on its first portfolio sale leaseback transaction and to further advance the relationship we have cultivated over the last several years,” stated Christopher J. Constant, Getty’s President & Chief Executive Officer. “Refuel is one of the leading operators in the convenience store sector, and its premium brand, growing platform, and high-quality real estate align well with Getty’s underwriting criteria for convenience store acquisitions.”

“Getty has been a trusted partner to Refuel for several years, and we are thrilled to expand our relationship through this strategic transaction,” said Travis Smith and Jon Rier, Co-CEOs of Refuel. “This transaction creates a more balanced mix of owned and leased real estate, improves the efficiency of our capital structure, and provides additional flexibility to continue investing in our stores, our people, and the long-term growth of Refuel.”

About Refuel

Founded in 2008, Refuel is a leading retail and convenience platform operating approximately 250 locations under the Refuel and Double Quick brands across South Carolina, North Carolina, Texas, Mississippi, and Arkansas. Refuel is a portfolio company of First Reserve, a leading private equity firm investing across Infrastructure Solutions, Value-Added Infrastructure, and Resources strategies with exposure in energy, utility, and industrial markets. First Reserve acquired Refuel in 2019 and has supported its growth from five stores in Charleston, South Carolina, to its current regional footprint.

Investment and Capital Markets Update

Investment Activity and Pipeline

Year to date, the Company has invested approximately $455.2 million in convenience and automotive retail assets at a 7.1% initial cash yield, including the Refuel Transaction and approximately $35.7 million of additional investment activity subsequent to June 30, 2026.

The Company currently has a committed investment pipeline of more than $125.0 million for the development and/or acquisition of additional convenience and automotive retail properties at initial cash yields averaging 7.8%.

Equity Capital Markets

Subsequent to June 30, 2026, the Company entered into new forward sale agreements to sell approximately 0.8 million shares of common stock for anticipated gross proceeds of approximately $26.4 million.

The Company currently has a total of approximately 6.6 million shares of common stock subject to outstanding forward sale agreements, which are anticipated to raise gross proceeds of approximately $216.9 million upon settlement. The Company anticipates using approximately $100.0 million of the proceeds to fund a portion of the Refuel Transaction.

Debt Capital Markets

The Company has received commitments from a group of existing lenders for a new $200.0 million unsecured term loan and anticipates using approximately $100.0 million of the proceeds to fund a portion of the Refuel Transaction.

The new term loan is expected to close in October 2026 and mature in October 2028, with three one-year extension options exercisable at the Company's option, subject to certain standard conditions.

Dispositions

The Company has identified select properties for disposition that are expected to generate at least $50.0 million of gross proceeds, which can be accretively redeployed to fund a portion of the Refuel Transaction. Year to date, the Company has sold 13 properties for gross proceeds of $19.1 million, representing a 5.7% cap rate on stabilized assets, and has additional properties in various stages of the disposition process.

About Getty Realty Corp.

Getty Realty Corp. is a publicly traded, net lease REIT specializing in the acquisition, financing and development of convenience, automotive and other single tenant retail real estate. As of September 22, 2026, the Company’s portfolio included 1,269 freestanding properties located in 46 states across the United States and Washington, D.C.

Forward-Looking Statements

Certain statements contained herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. When the words “believes,” “expects,” “plans,” “projects,” “estimates,” “anticipates,” “predicts,” “outlook” and similar expressions are used, they identify forward-looking statements. These forward-looking statements are based on management’s current beliefs and assumptions and information currently available to management and involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements.

Information concerning factors that could cause the Company’s actual results to differ materially from these forward-looking statements can be found elsewhere in this press release, including, without limitation, those statements in the Company’s periodic reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to publicly release revisions to these forward-looking statements to reflect future events or circumstances or to reflect the occurrence of unanticipated events.

Contacts:	Brian Dickman	Investor Relations
	Chief Financial Officer	(646) 349-0598
	(646) 349-6000	ir@gettyrealty.com